Exhibit 5.1

Jason L. Kent

T: +1 858 550 6044

jkent@cooley.com

January 27, 2014

Celladon Corporation

12760 High Bluff Drive, Suite 240

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Celladon Corporation, a Delaware corporation (the “Company”), of a Registration Statement (No. 333-191688) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001, which includes up to 5,000,000 Shares to be sold by the Company (the “Company Shares”) and up to 750,000 Shares of common stock of the Company that may be sold by the Company pursuant to the exercise of an of an over-allotment option granted to the underwriters (the “Overallotment Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as amended, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which is to be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Overallotment Shares, when sold and issued against payment therefor as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Celladon Corporation

January 27, 2014

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM